EXHIBIT 4.1

                                 AMENDMENT NO. 2

      This Amendment No. 2 (this "Amendment"), dated as of June 30, 2000, is among Transportation Components, Inc., d/b/a TransCom USA, a Delaware corporation (the "Borrower"), the Lenders party to the Credit Agreement (defined below) and Bank One, NA, as Agent.

                             W I T N E S S E T H:

      WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of September 30, 1999, as amended as of March 30, 2000 (as amended, the "Credit Agreement"), and the other Loan Documents referred to therein; and

      WHEREAS, the Borrower, the Lenders and the Agent desire to amend the Credit Agreement in order to amend certain provisions thereof;

      NOW, THEREFORE, in consideration of the premises and the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

      2. AMENDMENTS TO CREDIT AGREEMENT.

            (a) The definition of "Termination Date" set forth in Article I of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                  "TERMINATION DATE" means the earlier of (a) July 31, 2001, and
            (b) the date of termination of the Aggregate Commitment pursuant to
            SECTION 2.4 hereof or the Commitments pursuant to SECTION 9.1 hereof."

            (b) Sections 2.3(B) and 2.4 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

            "(B)  MANDATORY PREPAYMENTS.

                  "(i) AGGREGATE COMMITMENT EXCEEDED. If at any time and for any reason the Revolving Credit Obligations are greater than the Aggregate Commitment, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess. In addition, if Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability. All of the mandatory prepayments made under this SECTION 2.3(B) shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans in order of maturity.

                  "(ii) ASSET DISPOSITIONS. Promptly following any Asset Disposition, the Borrower shall prepay the Revolving Loans in an aggregate amount equal to one hundred percent (100%) of the net cash proceeds derived from such Asset Disposition, and the Aggregate Commitment shall be automatically reduced, ratably among the Lenders, by the amount of such prepayment. For purposes of this Section 2.3(b)(ii), the term "ASSET DISPOSITION" shall mean the disposition of any or all of the assets (including the capital stock of a Subsidiary) of the Borrower or any of its Subsidiaries, whether by sale, lease, transfer or otherwise, but excluding the sale, transfer, or other disposition of any inventory in the ordinary course of business and on ordinary business terms.

            "2.4  REDUCTION OF COMMITMENTS.

            "(i) OPTIONAL REDUCTION OF COMMITMENTS. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess of that amount (unless the Aggregate Commitment is reduced in whole), upon at least three (3) Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; PROVIDED, HOWEVER, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations.

            "(ii) AUTOMATIC REDUCTION OF COMMITMENTS. The Aggregate Commitment shall be permanently reduced, ratably among the Lenders, by the amount of each prepayment required to be made in accordance with Section 2.3(B)(ii).

            "(iii) PAYMENT OF COMMITMENT FEES. All accrued commitment fees shall be payable on the effective date of any partial or complete termination of the obligations of the Lenders to make Revolving Loans hereunder."

            (c) SECTION 2.12(D)(II) of the Credit Agreement is hereby amended to read in its entirety as follows:

                  "(ii) The Applicable Eurodollar Margin, Applicable Floating
            Rate Margin and Applicable Commitment Fee Percentage shall be determined by reference to the table set forth below for each calendar quarter, commencing with the quarter ending on September 30, 2000.

======================== ===================== ================== =================== ===================== =====================
                              JULY 1, 2000,     OCTOBER 1, 2000,    JANUARY 1, 2001,      APRIL 1, 2001,         JULY 1, 2001,
                                THROUGH             THROUGH              THROUGH             THROUGH                THROUGH
                              SEPTEMBER 30,       DECEMBER 31,           MARCH 31,           JUNE 30,             TERMINATION
PERIOD                            2000                2000                2001                 2001                  DATE
------------------------ --------------------- ------------------ ------------------- --------------------- ---------------------
Applicable Commitment
Fee Percentage           0.50%                 0.50%              0.50%               0.50%                 0.50%
------------------------ --------------------- ------------------ ------------------- --------------------- ---------------------
Applicable Eurodollar
Rate Margin and
Applicable L/C Fee
Percentage               3.50%                 3.75%              4.00%               4.25%                 4.50%
------------------------ --------------------- ------------------ ------------------- --------------------- ---------------------
Applicable Floating
Rate Margin              2.00%                 2.25%              2.50%               2.75%                 3.00%
------------------------ --------------------- ------------------ ------------------- --------------------- ---------------------

            (d) Subparagraph (ii) of Section 7.3(F) of the Credit Agreement is hereby amended to read in its entirety as follows:

                  "(ii) [Intentionally Blank];"

            (e) The period after subparagraph (h) of Section 7.3(G)(iii) shall be changed to a semicolon, the word "and" shall be inserted thereafter and a new subparagraph (i) shall be added to Section 7.3(G)(iii) after paragraph (h), reading in its entirety as follows:

                  "(i) for each Acquisition made on or after July 1, 2000, the written consent of all Lenders shall have been obtained."

            (f) Sections 7.4(A), (B) and (D) of the Credit Agreement are hereby amended to read in their entirety as follows:

            "(A) FIXED CHARGE COVERAGE RATIO. The Borrower shall maintain a ratio ("FIXED CHARGE COVERAGE RATIO") of (i) the sum of (a) EBITDA, MINUS
      (b) depreciation expense, to the extent included in the computation of EBITDA to (ii) the sum of (a) Interest Expense, PLUS (b) one-seventh of the outstanding balance of the Loans made pursuant to Section 2.1(a) and 2.1(b) hereof and outstanding at the end of each relevant four fiscal-quarter period, PLUS (c) scheduled amortization of the principal portion of any Indebtedness (except to the extent included in clause (b) preceding), in each case for the Borrower and its consolidated Subsidiaries, at least equal to the minimum Fixed Charge Coverage Ratio set forth below at all times during each period set forth opposite such minimum Fixed Charge Coverage Ratio:

      MINIMUM FIXED CHARGE
         COVERAGE RATIO            PERIOD

            0.57 to 1.00           April 1, 2000 through September 30, 2000

            0.60 to 1.00           October 1, 2000 through December 31, 2000

            0.70 to 1.00           January 1, 2001 through March 31, 2001

            0.85 to 1.00           From and after April 1, 2001

      In each case the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four fiscal-quarter period ending on such day. For purposes of calculating the Fixed Charge Coverage Ratio for any period under this SECTION 7.4(A), Interest Expense and amortization of Indebtedness shall be calculated for any such period by including the actual amount for the applicable period ending on such day, including Interest Expense and amortization of assumed Indebtedness attributable to Permitted Acquisitions occurring during such period on an actual basis for assumed Indebtedness and on a PRO FORMA basis for Interest Expense for the period from the first day of the applicable period through the date of the closing of each Permitted Acquisition, utilizing (a) where available or required pursuant to the terms of this Agreement, historical audited and/or reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgment or (b) unaudited financial statements (where no audited or reviewed financial statements are required pursuant to the terms of this Agreement) reviewed internally by the Borrower, broken down by fiscal quarter in the Borrower's reasonable judgment, utilizing, without duplication, any pro forma adjustments which are consistent with the Commission's regulations and practices as of June 24, 1998 (whether or not applicable) to account for adjustments to historical Interest Expense for an acquired entity.

            "(B) TOTAL DEBT TO EBITDA RATIO. The Borrower shall not permit the ratio (the "LEVERAGE RATIO") of (i) Total Debt of the Borrower and its consolidated Subsidiaries to (ii) EBITDA of the Borrower and its consolidated Subsidiaries to be greater than the maximum Leverage Ratio set forth below at any time during each period set forth opposite such maximum Leverage Ratio:

            MAXIMUM LEVERAGE RATIO    PERIOD

            6.30 to 1.00              April 1, 2000 through June 30, 2000

            6.10 to 1.00              July 1, 2000 through September 30, 2000,

            5.35 to 1.00              October 1, 2000 through December 31, 2000,

            5.00 to 1.00              January 1, 2001 through March 31, 2001,

            4.15 to 1.00              From and after April 1, 2001.

      The Leverage Ratio shall be, in each case, determined as of the last day of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2000, and each fiscal quarter thereafter) based upon (a) for Total Debt, Total Debt as of the last day of each such fiscal quarter; and (b) for EBITDA, EBITDA for the twelve-month period ending on such day, calculated as set forth in the definition thereof.

            "(D) CAPITAL EXPENDITURES. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, for Capital Expenditures in the acquisition of fixed assets, (i) during the calendar year 2000, an amount in excess of $2,800,000, in the aggregate, nor (ii) during the calendar year 2001, an amount in excess $2,000,000, in the aggregate. For purposes of this SECTION 7.4(D), the Capital Expenditures for all Subsidiaries during the applicable twelve-month period are to be included, even though some of such Capital Expenditures occurred prior to such entity becoming a Subsidiary of the Borrower."

            (g) A new paragraph (E) is hereby added to Section 7.4 reading in its entirety as follows:

                  "(E) MINIMUM EBITDA. The EBITDA of the Borrower and its
            consolidated Subsidiaries for each fiscal quarter ended on or after September 30, 2000 shall not be less than $3,250,000."

            (h) A new paragraph (q) shall be added to Section 8.1 reading in its entirety as follows:

                  "(q) PAYMENT OF SUBORDINATED INDEBTEDNESS. The Borrower, any
            of its Subsidiaries or any Guarantor shall make any payment of principal of any Indebtedness subordinated in payment to any of the Obligations at any time prior to the later of (i) the Termination Date or (ii) the payment in full of the Obligations and the expiration, cancellation or termination of all Letters of Credit."

      3. WAIVER. The Lenders hereby agree that the failure of Borrower or any of its Subsidiaries prior to the Termination Date to make any payment when due with respect to Permitted Subordinated Indebtedness shall not constitute an Event of Default under the Credit Agreement, notwithstanding the provisions of Section 8.1(e) of the Credit Agreement.

      4. REPRESENTATIONS AND WARRANTIES. In order to induce the Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Agent and the Lenders as of the date of this Amendment that:

            (a) There exists no Default or Unmatured Default and the execution of this Amendment shall not create a Default or Unmatured Default.

            (b) The representations and warranties contained in Article VI of the Credit Agreement are true and correct as of the date of this Amendment.

      5. EFFECT ON THE CREDIT AGREEMENT. Except as expressly amended or waived hereby, all of the representations, warranties, terms, covenants and conditions of the Credit Agreement and the other Loan Documents (a) shall remain unaltered,
(b) shall continue to be, and shall remain, in full force and effect in accordance with their respective terms, and (c) are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Credit Agreement (including references in the Credit Agreement as amended by this Amendment) to "this Agreement"

      (and all indirect references such as "hereby", "herein", "hereof" and "hereunder") shall be deemed to be references to the Credit Agreement as amended by this Amendment.

      6. AMENDMENT FEE. The Borrower agrees to pay to each Lender, within two business days after execution of this Amendment by the Borrower and all the Lenders, an amendment fee equal to fifteen one-hundredths of one percent (0.15%) of the amount of such Lender's Commitment on the date hereof.

      7. LEGAL EXPENSES. The Borrower agrees to reimburse the Agent for reasonable legal fees and expenses incurred by attorneys for the Agent (who may be employees of the Agent) in connection with the preparation, negotiation and consummation of this Amendment and the transactions contemplated herein.

      8.    MISCELLANEOUS.

            (a) This Amendment may be executed in counterparts and by the different parties hereto on separate counterparts each of which, when so executed and delivered, shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

            (b) This Amendment shall be effective as of the date first above written; PROVIDED, THAT, the Agent has received executed counterparts of this Amendment from the Borrower, the Agent and each of the Lenders.

      IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have executed this Amendment as of the date first above written.

                         TRANSPORTATION COMPONENTS, INC.,
                         as the Borrower

                         By:    /s/ Mac McConnell
                         Name:  Mac McConnell
                         Title: Senior Vice President & Chief Financial Officer

                         BANK ONE, NA, as Agent and as a Lender


                         By:      _____________________________________________
                         Name:    _____________________________________________
                         Title:   _____________________________________________

                         SOUTHTRUST BANK (formerly known as
                         SOUTHTRUST BANK, NATIONAL ASSOCIATION), as a Lender


                         By:      _____________________________________________
                         Name:    _____________________________________________
                         Title:   _____________________________________________


                         BANK OF AMERICA, N.A., as a Lender


                         By:      _____________________________________________
                         Name:    _____________________________________________
                         Title:   _____________________________________________


                         UNION BANK OF CALIFORNIA, N.A., as a Lender


                         By:      _____________________________________________
                         Name:    _____________________________________________
                         Title:   _____________________________________________

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